                                                                    Exhibit 99.1

CONTACT:  SanDisk Corporation
          Lori Barker
          (408) 542-9565
          lbarker@sandisk.com

                      SANDISK ANNOUNCES 2-FOR-1 STOCK SPLIT

         SUNNYVALE, CA, JANUARY 21, 2004 - SanDisk Corporation (NASDAQ:SNDK) today announced that its Board of Directors approved a two-for-one stock split of its common stock to be effected in the form of a stock dividend. The stock split will entitle each stockholder of record at the close of business on February 3, 2004 (record date) to receive one additional share for every share of SanDisk common stock held on that date. Shares resulting from the split will be distributed by the transfer agent on February 18, 2004 (payment date).

         SanDisk, the world's largest supplier of flash data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

         The matters discussed in this news release contain forward looking statements including relating to the Company's plans to effect a 2-for-1 forward stock split and the timing thereof that are subject to certain risks and uncertainties, including that the timing of the split may be changed and as described under the caption, "Factors That May Affect Future Results" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release. SanDisk's web site/home page address: http://www.sandisk.com